NUVEEN MULTISTATE TRUST II

RENEWAL OF INVESTMENT MANAGEMENT AGREEMENT

This Agreement made this 28th day of May 2009 by and between Nuveen Multistate Trust II, a Massachusetts business trust (the “Fund”), and Nuveen Asset Management, a Delaware corporation (the “Adviser”);

WHEREAS, the parties hereto are the contracting parties under that certain Management Agreement (the “Agreement”) pursuant to which the Adviser furnishes investment advisory and management services and certain other services to the Fund; and

WHEREAS, the Agreement terminates August 1, 2009 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until August 1, 2010 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement, the parties hereto do hereby approve the continuance of the Agreement in effect until August 1, 2010 and do ratify and confirm the Agreement in all respects.

NUVEEN MULTISTATE TRUST II

	By:	/s/ Kevin J. McCarthy
Vice President
ATTEST:

/s/ Virginia O’Neal
Assistant Secretary
NUVEEN ASSET MANAGEMENT

	By:	/s/ William T. Huffman
Managing Director
ATTEST:

/s/ Christopher Rohrbacher
Assistant Secretary